EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors
Exeter Finance LLC:

We have examined management’s assertion, included in the accompanying REPORT ON ASSESSMENT OF COMPLIANCE WITH APPLICABLE REGULATION AB SERVICING CRITERIA FOR EXETER FINANCE LLC, that Exeter Finance LLC (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for publicly issued asset-backed security transactions backed by consumer auto retail installment sale contracts for which Exeter is the servicer and that were issued on or after January 1, 2006 (the Platform), except for servicing criteria 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(ix)-1122(d)(4)(xiii) and 1122(d)(4)(xv) which the Company has determined as being inapplicable to the activities it performs with respect to the Platform (the Servicing Criteria), as of and for the year-ended December 31, 2020. The Company has determined that Servicing Criterion 1122(d)(2)(ii) is applicable to the activities the Company performs solely as it relates to remittances to Wells Fargo Bank, National Association, as indenture trustee. With respect to Servicing Criteria 1122(d)(3)(ii) and 1122(d)(3)(iv), the Company has determined that references to remittances to investors apply with respect to remittances the Company makes to Wells Fargo Bank, National Association, as indenture trustee. With respect to Servicing Criterion 1122(d)(3)(iii), the Company has determined that references to disbursements to investors apply with respect to disbursements the Company makes to Wells Fargo Bank, National Association, as indenture trustee. Appendix B to REPORT ON ASSESSMENT OF COMPLIANCE WITH APPLICABLE REGULATION AB SERVICING CRITERIA FOR EXETER FINANCE LLC identifies the individual asset-backed transaction and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing the asset-backed transaction and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed the transaction and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the transaction and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the transaction or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Servicing Criteria.

As described in the accompanying REPORT ON ASSESSMENT OF COMPLIANCE WITH APPLICABLE REGULATION AB SERVICING CRITERIA FOR EXETER FINANCE LLC, for Servicing Criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(vi) and 1122(d)(4)(viii), the Company has engaged various vendors to perform the activities required by these Servicing Criteria. The Company has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the Servicing Criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (C&DI 200.06). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the Servicing Criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related Servicing Criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that Exeter Finance LLC complied with the aforementioned Servicing Criteria, including Servicing Criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(vi) and 1122(d)(4)(viii) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year-ended December 31, 2020 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois
March 30, 2021